EXHIBIT 99.1

OPTIO SOFTWARE REPORTS FIRST QUARTER

FINANCIAL RESULTS

First Quarter Profitability Milestone Achieved

ATLANTA – May 29, 2003 – Optio Software, Inc. (OTCBB: OPTO.OB), a leading provider of infrastructure software that enhances the form, content, distribution and availability of business critical information, today announced financial results for its first quarter ended April 30, 2003.

First Quarter Results

Optio returned to profitability, reporting net income of $193,000, or $0.01 per share, compared to a loss of $2.3 million, including a $34,000 loss from discontinued operations, or a loss of $0.12 per share, for the same period last year.

Total revenues for the first quarter of 2004 totaled $6.5 million compared to $6.5 million for the fourth quarter of 2003 and $6.8 million for the first quarter last year. License revenues in the first quarter of 2004 were $2.1 million compared to $2.5 million for the fourth quarter of 2003 and $2.7 million for the prior year’s first quarter. Services and maintenance revenues in the first quarter of 2004 increased to $4.4 million from $4.1 million in the fourth quarter of 2003 and $4.1 million in the first quarter last year.

Total gross margin for the first quarter of 2004 was 74%, consistent with the fourth quarter of 2003, but an improvement over the first quarter of 2003, which had a 64% gross margin. Operating expenses decreased to $4.6 million in the first quarter of 2004 from $6.7 million in the first quarter of 2003.

Optio’s cash declined from $3.9 million as of January 31, 2003 to $3.8 million as of April 30, 2003. The company had no outstanding balance on its line of credit at April 30, 2003.

The company’s day’s sales outstanding (DSOs) slightly increased to 57 days in the current quarter compared with 55 days in the prior quarter.

Highlights

Customer transactions and recent highlights include:

•	Announced Optio’s recognition as a preferred document output management provider by the QAD Global Alliance Program. As a selected partner, QAD will promote Optio as a preferred document output management partner to QAD customers, prospects, sales staff and management worldwide. Optio will participate in referral programs as well as co-operative marketing initiatives designed to promote the entire suite of Optio commercial products to QAD’s install base of manufacturing customers.

•	Announced the latest release of Optio’s distributed output management (DOM) application, Optio e.ComIntegrate version 7.7 for Linux.

•	Significant new customers include Alpha Natural Resources, Good Samaritan Hospital and Take 2 Interactive Software Europe Ltd.

“I am very proud of the entire Optio team’s focus and dedication during the first quarter. By combining attention to customer needs across all departments with appropriate cost controls we have achieved profitability this quarter, a key milestone towards returning to profitability for fiscal year 2004,” said C. Wayne Cape, Optio’s Chairman, President and CEO. “It is our intention to continue our focus on our strategic and operating goals while improving the overall value of our solutions.”

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About Optio Software, Inc.

Optio Software, Inc. provides infrastructure software that improves the quality of an organization’s communications with customers, suppliers, partners and employees by capturing information from critical data sources and applications, customizing that information for the specific needs of those varied audiences, and delivering and exchanging that information over a global network of digital destinations and formats. Optio’s customers span the manufacturing, distribution, healthcare, financial service and public sector. Founded in 1981, Optio Software is headquartered in Atlanta, Georgia, with satellite offices in France, Germany and the United Kingdom. For more information, please visit: www.optiosoftware.com.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, fluctuations in operating results because of acquisitions or dispositions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability in developing new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.3 to Optio’s Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q that Optio has filed.

Contact:

Ben Lazar

Optio Software, Inc.

770-576-3500

blazar@optiosoftware.com

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OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended April 30,
	2003	2002
Revenue:
License fees	$2,070	$2,669
Services, maintenance, and other	4,445	4,126

	6,515	6,795

Cost of revenue:
License fees	118	128
Services, maintenance, and other	1,603	2,326

	1,721	2,454

	4,794	4,341

Operating expenses:
Sales and marketing	2,381	3,432
Research and development	964	1,243
General and administrative	1,123	1,792
Depreciation and amortization	179	237

	4,647	6,704

Income (loss) from operations	147	(2,363)
Other income (expense):
Interest income	49	61
Interest expense	(3)	(12)
Other	6	60

	52	109

Income (loss) before income taxes	199	(2,254)
Income tax expense	6	13

Income (loss) from continuing operations	193	(2,267)

Loss from discontinued operations	—	(34)

Net income (loss)	$193	$(2,301)

Net income (loss) per share – basic	$0.01	$(0.12)

Net income (loss) per share – diluted	$0.01	$(0.12)

Weighted average shares outstanding – basic	19,140,644	18,607,374

Weighted average shares outstanding – diluted	20,595,179	18,607,374

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OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2003	January 31, 2003
ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$3,792	$3,902
Accounts receivable, net	4,122	4,112
Notes receivable from M2	178	101
Other current assets	1,318	1,605

Total current assets	9,410	9,720

Property and equipment, net	776	912
Notes receivable	3,494	3,571
Other assets	237	240

Total Assets	$13,917	$14,443

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,076	$1,656
Other accrued liabilities	3,239	3,657
Deferred revenue	6,235	5,849
Current portion of debt and capital lease obligations	104	118

Total current liabilities	10,654	11,280

Long-term portion of debt and capital lease obligations	167	167
Long-term accrued expenses	101	130
Deferred revenue	16	92

Shareholders’ equity	2,979	2,774

Total liabilities and shareholders’ equity	$13,917	$14,443